EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Entegris, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑160212 and 333-105962) on Form S-3 and (Nos. 33-167178, 333-127599, 333-53382, 333-203789 and 333-203790) on Form S-8 of Entegris, Inc. of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appears in the December 31, 2015 Annual Report on Form 10‑K of Entegris, Inc. and subsidiaries.
/s/ KPMG LLP

Minneapolis, Minnesota
February 26, 2016